Exhibit 8.1

Board of Directors

AbitibiBowater Inc.

1155 Metcalfe Street, Suite 800

Montreal, Quebec

Canada H3B 5H2

Ladies and Gentlemen:

We have acted as special counsel to AbitibiBowater, Inc., a Delaware corporation, in connection with the preparation of a Registration Statement on Form S-3, filed with the Securities and Exchange Commission on October 29, 2007, to which this opinion letter is filed as an exhibit (the “Registration Statement”).

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

In our opinion, subject to the assumptions and qualifications set forth herein, the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” to the extent that such discussion relates to matters of United States federal income tax law, is accurate in all material respects.

Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, of any transactions related to the Registration Statement or contemplated by the Registration Statement and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

Board of Directors, AbitibiBowater, Inc.

October 29, 2007

Furthermore, our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the date hereof in U.S. federal income tax law that may affect our opinion. In addition, there can be no assurance that changes in the law will not take place which could affect the United States federal income tax consequences discussed herein or that contrary positions may not be taken by the Internal Revenue Service.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

Troutman Sanders LLP